EXHIBIT 99.1

Contact:
Financial Dynamics
Julie Prozeller / Hannah Sloane
212-850-5600

Rodman & Renshaw Capital Group, Inc.
Announces the Appointment of a New Chief Financial Officer

New York, NY, March 18, 2008 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), today announced that David Jay Horin has been appointed Chief Financial Officer of the Company, effective immediately. Thomas Pinou, the Company’s former Chief Financial Officer, will refocus his efforts on acquisition integration and expense reduction initiatives.

Mr. Horin brings sixteen years of financial accounting experience to Rodman & Renshaw. He spent the last five years at Jefferies & Company, where he was most recently the Managing Director of Accounting Policy and Financial Reporting. Prior to joining Jefferies & Company, Mr. Horin spent ten years at KPMG LLP, the last three years in KPMG’s Department of Professional Practice, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities

Mr. Horin has a B.S. in Accounting from Baruch College at the City University of New York. He is a Certified Public Accountant.

“We are delighted to welcome David to Rodman. His substantial experience in structuring broker-dealer acquisitions and developing rigorous financial control systems make him the perfect addition to a senior management team that will be an active acquirer in the coming weeks and months. I am also immensely grateful to Tom Pinou for his service to Rodman and highly pleased that he will remain with us to assist in acquisition integration and our continuing efforts to make our operations more efficient,” said Michael Lacovara, Chief Executive Officer of Rodman & Renshaw Capital Group, Inc.

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 14, 2008, which is available at the Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward looking statements for any reason.